EXHIBIT 99.1

     Judith K. Hofer Elected to Payless ShoeSource, Inc. Board of Directors

      TOPEKA, Kan., July 26 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today announced that Judith K. Hofer has been elected to its Board of Directors, with a term to expire in 2005. Ms. Hofer was also elected to serve on the Compensation, Nominating and Governance Committee of the company's Board of Directors.

      Ms. Hofer has extensive retail merchandising experience. Most recently, she was with Corporate May Merchandising/MDSI, a May Department Stores Company, serving as President and CEO from 2000 to 2002. Prior to that, she was President and CEO of Filene's Department Stores from 1996 to 2000. From 1981 to 1996 she served as President and CEO of three divisions of May Department Stores Company.

      Ms. Hofer currently serves on the board of Viad Corp, Ashworth, Inc., and Oregon State University's Advisory Board of Directors. She previously served on the Board of Directors of Key Bank and Standard Insurance Company.

      With the addition of Ms. Hofer, the Payless ShoeSource Board now consists of ten directors, including eight independent directors.

      Payless ShoeSource, Inc. is the largest specialty footwear retailer in the Western Hemisphere. The company operates a total of 5,075 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(sm), at http://www.payless.com .

SOURCE  Payless ShoeSource, Inc.
    -0-                             07/26/2004
    /CONTACT: Timothy J. Reid of Payless ShoeSource, Inc., +1-785-295-6695/ /First Call Analyst: /
    /FCMN Contact: /
    /Company News On-Call: http://www.prnewswire.com/comp/136152.html / /Web site: http://www.paylessinfo.com /
    (PSS)

CO:  Payless ShoeSource, Inc.
ST:  Kansas
IN:  REA
SU:  PER